EXHIBIT 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH

FOR FURTHER INFORMATION:

AT WINSTON HOTELS:
Patti L. Bell	Contact: Jerry Daly or Carol McCune
Director of Investor Relations	(703) 435-6293
& Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

For Immediate Release

James Winston to Retire from Winston Hotels Board of Directors

     RALEIGH, N.C., March 23, 2005 – Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced that James H. Winston will retire from the company’s board of directors on May 3, 2005, the end of his current term.

     Winston, 71, has been a member of the board since 1994. “As a seasoned real estate veteran and business leader, Jim has provided great insight and counsel in helping shape the strategy and direction of the company for more than a decade,” said Joe Green, president and chief financial officer. “We wish him well in his upcoming retirement.”

About the Company

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 50 hotels with an aggregate of 7,011 rooms in 15 states, which includes: 43 wholly owned properties with an aggregate of 6,088 rooms; a 49 percent ownership interest in one joint-venture hotel with 118 rooms; a 48.78 percent ownership interest in one joint-venture hotel with 147 rooms; and a 13.05 percent ownership interest in five joint-venture hotels with 658 rooms. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.